Exhibit 10.5

Hainan ZKGC New Energy Co., Ltd.

Investment Cooperation Contract

of

Intelligent Charging Station

Signing date: 2020

Investment Cooperation Contract of Automobile Charging Station

Party A: Hainan ZKGC New Energy Co., Ltd.Legal representative: Liao Jinqi

Party B: Guangdong Shengshi Haotong Technology Co., Ltd.

Legal representative:

In response to the policies of the state and Hainan Province to promote the development of new energy charging piles, increase green travel, create healthy homes, and achieve the purposes of energy conservation, emission reduction and consumption reduction, and benefit the people’s livelihood, Party A and Party B are committed to promoting the popularization and development of new energy electric vehicle charging stations based on the principle of mutual benefit, and have reached the following agreement through friendly negotiation:

Article 1: Construction Address and Scale of Charging Station

1. Address of charging station: The parking lot of Food Plaza, No.94 Luobidong Road, Jiyang District, Sanya City, about 1,000 square meters.

2. Construction scale of Phase I charging station: one 1000kW transformer (box transformer) and eight DC 120kW double gun charging piles.

3. The total investment of the charging station is RMB 1,150,000 Yuan only.

Article 2: Cooperation Matters

1. Party B is responsible for the capital investment of charging station.

2. Party A is responsible for the construction application and approval of the charging station, the handling of government subsidies, the construction and installation of electronic equipment and facilities of the charging station, the online operation management of the charging station, the docking network charging platform, and the upgrading and technical maintenance of the charging station platform.

3. The third party (site) is responsible for providing on-site management and maintenance in the charging station to ensure the normal operation of the charging station.

Article 3: Mode of Capital Investment of Party B

1. Within 2 days from the date of signing this Agreement, Party B shall transfer half of the total investment funds, that is, RMB 575,000.00 Yuan, to the account designated by Party A, and the remaining investment funds shall be paid off within 2 days after being electrified with the charging pile.

2. The account designated by Party A is:

Account name: Hainan ZKGC New Energy Co., Ltd.

Bank of deposit: Haikou Jinmao Sub-branch of Industrial and Commercial Bank of China.

Bank account number: 2201020909200415292.

Article 4: Term of Cooperation

Party A and the third party (site) shall prevail, and the cooperation period between Party A and the third party (site) shall be 10 years, that is, from February 1, 2021 to January 31, 2031.

Article 5: Distribution of Profits

1. Net profit: The monthly total turnover is first deducted from electricity charges (subject to the paid-in amount of power supply bureau), then deducted from platform management fees by 20%, and the remaining 80% is net profit, that is, Party B and the third party (site) are divided into parts [total turnover-electricity charges-platform management fees by 20% (including taxes, APP platform management fees and site management fees) = net profit].

2. Of the 80% net profit, Party B accounts for 70% of the net profit and the third party (site) accounts for 30% of the net profit. Profits will be reconciled and settled from 1st to 15th of the following month, and profits of last month will be distributed before 30th.

3. Party A will directly transfer the monthly profit to the bank account designated by Party B. The bank account designated by Party B is:

Account name:

Bank of deposit:

Bank account number:

4. In case of subsidies from the national government, the subsidies shall be included in the profit re-sharing.

Article 6: Bearing of Expenses

1. If the expenses arising from government demolition and charging station transfer of the site are paid from the government compensation, if the government compensation is insufficient for the site transfer expenses, Party A and Party B shall bear them in proportion.

2. If the charging station needs to be relocated due to business reasons, the expenses incurred in the relocation shall be jointly borne by Party A and Party B and deducted from the profits.

3. Party A shall guarantee the charging pile free of charge for two years (except for man-made damage). After the warranty period expires, the expenses for the maintenance of charging equipment and electronic equipment (including charging piles, transformers, cables, etc.) in the charging station, the purchase of accessories, etc., and the expenses incurred in the normal operation of the charging station shall be borne by Party A and Party B in proportion.

5. During the two-year free warranty period of charging piles, the expenses incurred by man-made damage and maintenance of charging piles shall be borne by Party A and Party B in proportion.

Article 7: Clear Assets

1. The ownership of electronic equipment put into the charging station, including transformers, charging piles and cables, shall be owned by Party B.

2. After the expiration of the cooperation period between Party A and Party B, the charging equipment and electronic equipment (including charging piles, transformers, cables, etc.) in the charging station shall be owned by Party B.

3. During the cooperation period, the land use right shall be owned by the site.

Article 8: Rights and Obligations of Party A

1. Party A has the obligation to guide the planning, layout and investment of charging stations.

2. Party A has the right to keep the business secrets of the Company.

3. Party A has the obligation to disclose its operating income and transfer the profits to Party B’s account at the agreed time.

4. Party A has the obligation to do a good job in online management, operation, maintenance and coordination of charging stations.

Article 9: Rights and Obligations of Party B

1. Party B has the right to know the investment and operation of the charging station, and the operating cost, profit and share of the charging station.

2. Party B has the obligation to assist Party A in the operation and management of charging piles.

3. During the contract period, the third party (site) has the obligation to do a good job in the site management of the charging station site, coordinate and solve the disputes in the charging station site, and handle the relationship between the site and its surroundings.

Article 10: Force Majeure

If Party B fails to transfer investment funds on time or Party A fails to complete charging pile construction on time due to force majeure factors, such as government actions, earthquakes, typhoons, wars and other force majeure factors, Party A and Party B shall not bear the liability for breach of contract.

Article 11: Other Agreements

1. If Party B fails to transfer the investment funds to the account designated by Party A within the agreed time limit, resulting in the delay of the construction period of Party A’s charging station, it shall bear the liability for breach of contract.

2. Upon expiration of the cooperation period, both parties have the priority to renew the contract.

3. During the period of cooperation, if there are matters that need to be supplemented, Party A and Party B may sign a supplementary agreement, which has the same legal effect as this agreement.

Article 12: In case of any dispute between the two parties during the period of cooperation, they may settle it through negotiation. If negotiation fails, they may bring a lawsuit to the people’s court of the place where the contract is performed.

Article 13: This Agreement shall come into force as of the date of signing and shall be observed by both parties.

This agreement is made in duplicate, with each party holding one copy, which has the same legal effect.

Party A: Hainan ZKGC New Energy Co., Ltd.	Party B: Guangdong Shengshi Haotong Technology Co., Ltd.
Representatives: Liao Jinqi	Representatives:

Tel: 13825097233	Tel: 13690398599

March 18, 2021	March 18, 2021